Designated Filer: FEINBERG LARRY N
Issuer & Ticket Symbol: Biolase, Inc. [BIOL]
Date of Event Requiring Statement: September 30, 2016

Joint Filer Information and Signatures

Dated: October 5, 2016	ORACLE PARTNERS, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: October 5, 2016	ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member

Dated: October 5, 2016	LARRY N. FEINBERG /s/ Larry N. Feinberg